SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 11, 2010
Synthetic Fixed-Income Securities, Inc., on behalf of:

STRATSSM TRUST FOR BOEING SECURITIES, SERIES 2004-1

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-70808-1	52-2316339
001-32031
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Synthetic Fixed Income Securities, Inc.
301 South College
Charlotte, North Carolina	28288
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (212) 214-6282

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The STRATSSM Trust for Boeing Securities, Series 2004-1, which we refer to herein as the “Trust,” was formed pursuant to the Base Trust Agreement, dated as of September 26, 2003, between Synthetic Fixed-Income Securities, Inc., as depositor, and U.S. Bank Trust National Association, as trustee and securities intermediary, as supplemented by the STRATSSM Certificates Series Supplement 2004-1 in respect of the Trust dated as of January 23, 2004 (the “Trust Agreement”).

Item 8.01. OTHER EVENTS
On June 11, 2010, pursuant to the exercise of 30 Call Warrants for the purchase of $15,000,000 of the Underlying Securities held by the Trust, the Call Warrant Holder made a payment equal to the Warrant Exercise Purchase Price for the Underlying Securities being purchased pursuant to the exercise of the Call Warrants, which includes accrued and unpaid interest to and including June 11, 2010 (the “Redemption Date”).

After the Trustee received the Warrant Exercise Purchase Price on the Redemption Date, (i) the Class A-1 Certificates issued by the Trust were partially redeemed on the Redemption Date by at a price of 100% of the Stated Amount of the Class A-1 Certificates redeemed plus accrued and unpaid interest to the Redemption Date (a total redemption price of $25.00 per Class A-1 Certificate redeemed and $15,000,000 aggregate Stated Amount of Class A-1 Certificates redeemed, plus accrued but unpaid interest) and (ii) the Class A-2 Certificates were partially redeemed on the Redemption Date by payment of accrued and unpaid interest on the Notional Amount of the Class A-2 Certificates redeemed to the date of redemption, plus the Make Whole Amount (a total redemption price of $73.02330333 per thousand).

After giving effect to the above exercise of Call Warrants and redemption of Certificates, as of the close of business on the Redemption Date, (i) $15,000,000 aggregate principal amount of The Boeing Company Forty Year 6.625% Debentures due February 15, 2038 are the remaining Underlying Securities held by the Trust and (ii) (a) Class A-1 Certificates representing $15,000,000 aggregate Stated Amount are outstanding and (b) Class A-2 Certificates representing $15,000,000 aggregate Notional Amount are outstanding.  Capitalized terms not defined herein have the meanings set forth in the Trust Agreement.

SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthetic Fixed-Income Securities, Inc.

By:	/s/ John Bellissimo
Name:	John Bellissimo
Title:	Director

Date: June 11, 2010